***  Exercise Your Right to Vote
***
IMPORTANT NOTICE Regarding the Availability of Proxy Materials

           WGL HOLDINGS, INC.

Meeting Information

Meeting Type:	Annual
For holders as of:	January 4, 2010
Date: March 4, 2010	Time: 10:00 a.m., EST

Location:	The National Press Club 529 14th Street, NW Washington, DC 20045

101 CONSTITUTION AVENUE, NW
WASHINGTON, DC 20080
You are receiving this communication because you hold shares in the above named company.
This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).
We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

—  Before You  —
Vote

How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT        ANNUAL REPORT
How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639 1-877-257-9954 (for rotary phone users only)
3) BY E-MAIL*:	sendmaterial@proxyvote.com
*	If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before February 18, 2010 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting you will need to request a ballot to vote these shares.
Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12 Digit Control Number available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors

Nominees:

01)	Michael D. Barnes	05) James F. Lafond
02)	George P. Clancy, Jr.	06) Debra L. Lee
03)	James W. Dyke, Jr.	07) Terry D. McCallister
04)	Melvyn J. Estrin	08) Karen Hastie Williams
The Board of Directors recommends you vote FOR the following proposal(s):
2.	Proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants for fiscal year 2010.

3.	Proposal to approve the Directors’ Stock Compensation Plan, as amended and restated.

The Board of Directors recommends you vote AGAINST the following proposal:

4.	Proposal to provide for cumulative voting in the election of directors.

5.	In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.